Exhibit 99.1

FOR RELEASE:	CONTACT:
Date: December 6, 2005	Julie Fallon
Time: 10:30 AM EST	Tel. (781) 356-9517
Alternate Tel. (617) 320-2401
fallon@haemonetics.com

MARK KROLL JOINS HAEMONETICS’ BOARD OF DIRECTORS

BRAINTREE, MA, December 6, 2005 – Haemonetics Corporation announced that Mark W. Kroll, Ph.D., will join the Company’s Board of Directors effective January 1, 2006.  He will also serve on the Nominating & Governance Committee of the Board.  Dr. Kroll, aged 53, recently retired as Chief Technology Officer and Senior Vice President of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., where he’d been employed since 1995.

Ronald A. Matricaria, Haemonetics’ Chairman of the Board, said, “Mark Kroll brings to Haemonetics a breadth of experience in technological innovation, including more than 20 years in research of technologies serving cardiovascular patients.  As we focus on our strategy of business expansion, Mark’s expertise will complement the strengths and experiences already represented on our Board.”

Throughout his career, Dr. Kroll has been a leader in advanced technology.  He holds 194 U.S. patents, many for inventions in implantable devices, and has been honored by the U.S. Patent and Trademark Office as a prolific inventor.  He has lectured and published extensively on topics that include defibrillation, electrocardiology, cardiovascular devices, invention, and medical device start ups.  He is a fellow of the American College of Cardiology.

Dr. Kroll is currently an Adjunct Professor of Biomedical Engineering, a Lecturer on cardiovascular physiology at the California Polytechnic State University, and a faculty member for the University of California Anderson School of Business annual program on creativity and innovation.  Dr. Kroll holds a B.S. in mathematics, a Ph.D. in electrical engineering, and an M.B.A.

Dr. Kroll currently serves on the Board of Directors for Taser International, Inc.

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems.  These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety.  To learn more about Haemonetics’ products and markets, visit its web site at http://www.haemonetics.com.

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